Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Cutera, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: December 14, 2015

Voce Capital Management LLC

By:	Voce Capital LLC
Managing Member

By:	/s/ J. Daniel Plants
Name:	J. Daniel Plants
Title:	Managing Member

Voce Capital LLC

By:	/s/ J. Daniel Plants
Name:	J. Daniel Plants
Title:	Managing Member

/s/ J. Daniel Plants
J. Daniel Plants